                                                                     EXHIBIT 4.8

                                                                  EXECUTION COPY


                         ALPHA STAR INVESTMENTS LIMITED

                             SUBSCRIPTION AGREEMENT

                                                                  EXECUTION COPY

                               TABLE OF CONTENTS

CLAUSE NO.  CLAUSE HEADING                                                  PAGE
1.          DEFINITIONS AND INTERPRETATION ...............................   1-3
2.          SUBSCRIPTION OF SHARES .......................................     3
3.          CONSIDERATION AND PAYMENT ....................................     3
4.          CLOSING ......................................................   3-4
5.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................   4-5
6.          UNDERTAKING OF THE COMPANY ...................................     5
7.          COSTS ........................................................     5
8.          COMPLETE AGREEMENT ...........................................     5
9.          ASSIGNMENT ...................................................     5
10.         WAIVER, FORBEARANCE, VARIATION ...............................     5
11.         NOTICES ......................................................     6
12.         SEVERABILITY .................................................     6
13.         COUNTERPARTS .................................................     6
14.         GOVERNING LAW AND JURISDICTION ...............................     6


SCHEDULE 1  DETAILS OF THE COMPANY .......................................     8

SCHEDULE 2  THE WARRANTIES ...............................................  9-19

SCHEDULE 3  FORM OF APPLICATION FOR SHARES ...............................    20

SCHEDULE 4  FORM OF SHAREHOLDERS AGREEMENT ............................... 21-25


                                                                  EXECUTION COPY

THIS SUBSCRIPTION AGREEMENT is made on the 6th day of January 2003

BETWEEN

(1) ALPHA STAR INVESTMENTS LIMITED, a company incorporated in the British Virgin Islands whose registered office is situated at Jipfa Building, 3rd Floor, Road Town, Tortola, British Virgin Islands (the "Company"); and

(2) NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands whose registered office is situated at McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands (the "Subscriber").

WHEREAS

(A) The Company was incorporated in the British Virgin Islands as a company limited by shares with an authorized share capital of US$30,000,000 divided into 30,000,000 ordinary shares of US$1.00 each (the "Shares"), of which 4,875,000 Shares have been issued and allotted by the Company. The particulars of the Company are set out in Schedule 1 hereto.

(B)  The said 4,875,000 Shares are presently held by:

     Sun Crown Limited ("Sun")                       :  1,625,000 Shares;

     Power Century Investments Limited ("Power")     :  2,275,000 Shares; and

     Global Champion International Limited ("Global") :  975,000 Shares;

(C) In order to finance the working capital of the Company, the Company wishes to issue and allot the Subscription Shares (as hereinafter defined), representing 25% of the enlarged issued share capital of the Company to the Subscriber and the Subscriber desires to subscribe for such Subscription Shares from the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW THE PARTIES HERETO AGREE AS FOLLOWS:

1.     DEFINITIONS AND INTERPRETATION

1.1 As used in this Agreement, and unless the context otherwise requires, the following terms have the meanings set out below:

      1.1.1 "Accounts" means the management accounts of the Group as at 31 October 2002 which has been provided by the Company to the Subscriber.

      1.1.2    "Accounts Date" means 31st October 2002.

      1.1.3    "Agreement" means this subscription agreement.

      1.1.4 "Business Day" means any day (other than Saturday) on which licensed banks in Hong Kong are open for general banking transactions.

                                                                  EXECUTION COPY

     1.1.5 "Closing" means the closing of the issue and allotment of the Subscription Shares pursuant to Clause 4 hereof and "Closing Date" means the date on which the Closing takes place.

     1.1.6 "Constitutional Documents" means the Memorandum and Articles of Association of the Company.

     1.1.7     "Existing Shareholders" means Sun, Power and Global.

     1.1.8     "Hong Kong" means The Hong Kong Special Administrative Region of
               PRC.

     1.1.9 "HK$" or "HK Dollars" means the lawful currency of Hong Kong for the time being.

     1.1.10 "Intellectual property Rights" means any and all intangible legal rights or interests evidenced by or embodied in (1) any idea, design, concept, method, process, technique, apparatus, software, invention, discovery or improvement, including any patents, patent applications, trade secrets and know-how; (2) any work of authorship, including any copyrights, industrial designs, mask works or moral rights; (3) any trademarks, or any applications thereof, trade names, service marks, trade designations, trade dress and associated goodwill; (4) any other proprietary technology or material in which similar rights exist by virtue of or pursuant to any law in force in any part of the world; and (5) other rights, and other identifying information, including but not limited to any software (including any enhancements, additions, modifications, new versions or sub-versions).

     1.1.11    "Group" means the Company and its subsidiaries.

     1.1.12    "RF Modules" means radio frequency modules.

     1.1.13    "PRC" means the People's Republic of China.

     1.1.14 "Shares" means ordinary shares of U$1.00 each in the capital of the Company.

     1.1.15 "Shareholders Agreement" means the shareholders agreement among the Company and its shareholders, including the Subscriber, in the form attached as Schedule 4.

     1.1.16 "Subscription Shares" means the 1,625,000 Shares to be issued and allotted by the Company to the Subscriber in accordance with Clause 2 hereof.

     1.1.17 "Transaction Documents" means this Agreement, the Shareholders Agreement and such other documents or agreements as may be necessary or desirable to consummate the transactions contemplated hereby or thereby.

                                                                  EXECUTION COPY

      1.1.18 "US$" or "US Dollars" means the lawful currency of the United States of America for the time being.

      1.1.19   "Warranties" means the warranties contained in Schedule 2.

1.2 References to statutory provisions shall be construed as references to those provisions as amended or re-enacted as their application is modified by other provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification).

1.3 References herein to clauses and schedules are to clauses in, and schedules to this Agreement unless the context requires otherwise, and the schedule to this Agreement shall be deemed to form part of this Agreement.

1.4 The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5 Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

 2.   SUBSCRIPTION OF SHARES

      Subject to the terms and conditions herein set forth, the Subscriber shall subscribe for, and the Company shall issue and allot to the Subscriber, the Subscription Shares free and clear of all liens, charges and encumbrances and together with all rights attaching thereto.

 3.   CONSIDERATION AND PAYMENT

      In consideration of the Company's agreement to issue and allot the Subscription Shares as set forth in Clause 2 hereof, the Subscriber shall pay to the Company a total subscription price of US$10,000,000 which shall be payable by the Subscriber to the Company upon Closing.

 4.   CLOSING

      The completion of the subscription for and issue to the Subscriber of the Subscription Shares shall take place at the office of the Company at Room 1501B, Tower 1, China Hong Kong City. No. 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong on or before 30th January 2003 when all the acts and requirements mentioned in this Clause shall be complied with:

 (A)  At Closing, the Subscriber shall deliver to the Company:

      (a) a cheque drawn in favour of the Company in the sum of US$10,000,000;

                                                                  EXECUTION COPY

     (b) the consent to act as director of the Company duly signed and completed by the person nominated by the Subscriber;

     (c) an application for allotment of the Subscription Shares in the form attached hereto as Schedule 3 duly completed and signed by the Subscriber; and

     (d)  the Shareholders Agreement duly signed by the Subscriber.

 (B) At Closing, the Company shall:

     (a) issue and allot the Subscription Shares and issue the share certificate therefor to the Subscriber;

     (b) deliver to the Subscriber the Shareholders Agreement duly signed by the Company and the Existing Shareholders; and

     (c) deliver or cause to be delivered to the Subscriber copy of the executed board resolutions approving and authorizing:-

          (i) the issue and allotment of the Subscription Shares to the Subscriber or its nominees and the registration of the Subscriber or its nominees as the member(s) of the Company;

          (ii) the execution by the Company of the Transaction Documents to which it is a party; and

          (iii) the appointment of the new director of the Company as nominated by the Subscriber.

 5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1 The Company represents, warrants and undertakes to and with the Subscriber in the terms set out in Schedule 2.

5.2 The Company accepts that the Subscriber is entering into this Agreement in reliance upon each of the Warranties notwithstanding any investigations which the Subscriber, its agents or advisors may have made and undertake to indemnify the Subscriber against any costs (including all legal costs on a solicitor and own client basis), expenses or other liabilities which it may incur in connection with:-

      (i) the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

      (ii) any legal proceedings in which the Subscriber claims that any of the Warranties are untrue or misleading or have been breached and in which judgment is given for the Subscriber; or

      (iii) the enforcement of any such settlement or judgment.

                                                                  EXECUTION COPY

 5.3 Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other terms of this Agreement.

 5.4 The Company hereby undertakes that it will from time to time and at any time, whether before or after Completion, forthwith disclose in writing to the Subscriber any event, fact or circumstance which may become known to them after the date hereof and which is inconsistent with any of the Warranties or which could reasonably be expected to affect a subscriber for value of the Subscription Shares or which may entitle the Subscriber to make any claim under this Agreement.

  6.  UNDERTAKING OF THE COMPANY

      In consideration of the Subscriber entering into this Agreement, the Company undertakes to place at least 50% of the orders received by the Company or any of its subsidiaries for RF Modules with the Subscriber or such company as nominated by the Subscriber to manufacture the RF Modules for the Company or its subsidiaries at a price comparable to the market price for the manufacturing of RF Modules.

  7.  COSTS

      Each party to this Agreement shall pay its own costs (including legal costs) in relation to the negotiations leading up to the allotment of the Subscription Shares and to the preparation, execution and carrying into effect of this Agreement.

  8.  COMPLETE AGREEMENT

      This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variation to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

  9.  ASSIGNMENT

      This Agreement shall be binding upon and inure for the benefit of each party's successors and assigns but, except as expressly provided herein, none of the rights of the parties under this Agreement shall be assigned or transferred.

 10.  WAIVER, FORBEARANCE, VARIATION

 10.1 The rights of any party hereto shall not be prejudiced or restricted by any indulgence or forbearance extended to the other parties and no waiver by any party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

 10.2 This Agreement shall not be varied or cancelled, unless such variation or cancellation shall be expressly agreed in writing by a duly authorised director of each party.

                                                                  EXECUTION COPY

 11.  NOTICES

 11.1 Any notice required to be given hereunder shall be sufficiently given if forwarded by registered post or sent by facsimile transmission to the address of the addressee as set out in this Clause or to such other address as the addressee may have notified the other party in writing for the purpose of this Clause.

 11.2 Any notice sent by pre-paid registered post shall be deemed to have been served 48 hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted by prepaid registered letter post and notices sent by facsimile transmission shall be deemed to have been served on the receipt of an answer-back advice.

 11.3 The address and facsimile number of each party for the purpose of this Clause 11, are as follows:-

      The Company
      c/o Jiang Cheng Tong Wireless Technology Limited
      Address         : Room 1501B, Tower 1, China Hong Kong City, No. 33
                        Canton Road, Tsimshatsui, Kowloon, Hong Kong

      Facsimile Number: (852) 2314-1126


      The Subscriber
      c/o Nam Tai Group Management Limited
      Address         : 15th Floor, China Merchants Tower, Shun Tak Centre,
                        Nos. 168-200 Connaught Road Central, Hong Kong Facsimile Number: (852) 2263-1223

 12.  SEVERABILITY

      In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

 13.  COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

 14.  GOVERNING LAW AND JURISDICTION

      This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts for the purpose of enforcing any claim arising hereunder.

                                                                  EXECUTION COPY

IN WITNESS WHEREOF, the parties hereto have executed this SUBSCRIPTION AGREEMENT as of the date set forth in the first paragraph hereof.


SIGNED by                             )   FOR AND ON BEHALF OF
Liu Fei, the director                 )   ALPHA STAR INVESTMENTS LIMITED
                                      )
                                      )
for and on behalf of the Company      )   /s/ Liu Fei
                                      )   -------------------------------
                                      )           Authorized Signature(s)
in the presence of:-                  )

    /s/ [ILLEGIBLE]





SIGNED by                             )   FOR AND ON BEHALF OF
Koo Ming Kown, the director           )   NAM TAI ELECTRONICS, INC.
                                      )
                                      )
for and on behalf of the Subscriber   )   /s/ Koo Ming Kown
                                      )   -------------------------------
                                      )           Authorized Signature 23HA
in the presence of:-                  )

    /s/ [ILLEGIBLE]

                                                                  EXECUTION COPY

                                   SCHEDULE 1
                                   ----------

                             DETAILS OF THE COMPANY
                             ----------------------

1.   Name                     :    Alpha Star Investments Limited

2.   Registered Office        :    Jipfa Building, 3rd Floor, Road Town,
                                   Tortola, British Virgin Islands

3.   Date of Incorporation    :    18 January 2002

4.   Place of Incorporation   :    British Virgin Islands

5.   Authorised share capital :    US$30,000,000 divided into 30,000,000 Shares
                                   of US$1.00 each

6.   Issued and paid up       :    US$4,875,000 divided into 4,875,000 Shares
     share capital                 of US$1.00 each

7.   Directors                :    Mr. Wong Kwok Chung, Albert
                                   Mr. Liu Fei

8.   Subsidiaries             :    Jiang Cheng Tong Wireless
                                   Technology Limited (100%)
                                   [CHINESE CHARACTERS] (100%)

                                                                  EXECUTION COPY

                                   SCHEDULE 2
                                   ----------

                                 THE WARRANTIES
                                 --------------

1.   THE COMPANY
     -----------

      (A) The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The information contained in Schedules 1 hereto is up-to-date, true, accurate and complete and is not misleading. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to issue and allot the Subscription Shares and to carry out the provisions of this Agreement. This Agreement, when executed and delivered, will be valid and binding on the Company.

      (B) There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrances on, over or affecting any of the Subscription Shares or any part of the unissued share capital or registered capital (as the case may be) of the Company or any of its subsidiaries and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

      (C) The authorized share capital of the Company is US$30,000,000 divided into 30,000,000 Shares. As of the Closing Date, after giving effect to the Closing, there will be 6,500,000 Shares issued by the Company. On the Closing Date, except for the Subscription Shares, there will be no outstanding securities convertible into or exchangeable for shares in the capital of the Company or options, warrants for other rights to purchase or subscribe for Shares.

      (D) There is no agreement or commitment outstanding which calls for the allotment or issue of or accords to any person the right to call for the allotment or issue of any shares or debentures in the Company or any of its subsidiaries.

      (E) The Company has no subsidiaries or associated companies (as defined in the Companies Ordinance) and no shareholding or other interest in any company, partnership, firm or other entity, save as specified in
          Schedule 1.

      (F) The Company has not repaid, redeemed or purchased any of its share capital or issued any share capital or registered capital (as the case may be) as paid up otherwise than by receipt of consideration therefor.

      (G) None of the Company or any of its subsidiaries has been directly or indirectly engaged or involved in any scheme of reconstruction or amalgamation or any reorganisation or reduction of share capital or registered capital (as the case may be) or conversion of securities nor has any Group company transferred any business carried on by it.

                                                                  EXECUTION COPY

     (H) Subject to the approval of the Board of Directors of the Company and the relevant provisions, if any, in the Articles of Association of the Company and applicable laws to the contrary, no consent of any third party is required to the issue and allotment of the Subscription Shares.

2.   ACCURACY AND ADEQUACY OF INFORMATION

     (A) The information given in the Recitals and the Schedules and in the Accounts is true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.

     (B) The copies of the Memorandum and Articles of Association or (as the case may be) the business licence and articles of association of each member of the Group which has been supplied to the Subscriber and, for the purposes of identification, signed by the Company and the Subscriber are current, complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by law to be so attached, and fully set out the rights and restrictions attaching to each class, if any, of the share or registered capital of the relevant Group company.

     (C) All the accounts, books, ledgers and financial and other records of the Group have been properly kept in accordance with normal business practice and are in the possession of the Group or under its control and all transactions relating to its business have been duly and correctly recorded therein and there are, as at the date hereof, no inaccuracies or discrepancies of any kind contained or reflected in such accounts, books, ledgers and financial and other records and at the date hereof they are sufficient to give a true and fair view of the state of the Group's affairs and to explain its transactions.

     (D) The statutory books (including all registers and minute books) of each member of the Group have been properly kept and contain (in respect of matters up to but not including Closing) an accurate and complete record of the matters which should be dealt with in those books and contain no inaccuracies or discrepancies of any kind and no notice or allegation that any of them is incorrect or should be rectified has been received.

     (E) All copies of documents supplied to the Subscriber or its professional advisors, agents or representatives have been true and complete copies of such documents.

     (F) All information relating to the Group which would be expected to influence the decision of a subscriber for value of the Subscription Shares has been given to the Subscriber by the Company.

3.   COMPLIANCE WITH LEGAL REQUIREMENTS

     (A) Compliance has been made with all legal and procedural requirements and other formalities in connection with the Group concerning (a) the Memorandum and Articles of Association, business licence or other constitutional documents of each Group company (including all resolutions passed or purported to have been

                                                                  EXECUTION COPY

          passed), (b) the filing of all documents required by the applicable law to be filed with any government authorities or regulatory bodies,
          (c) issues of shares debentures or other securities, (d) payments of interest and dividends and making of other distributions, and (e) their Directors and other officers.

     (B) Each Group company is empowered and duly qualified to carry on its business in Hong Kong and in each other country, state or territory in which such business is presently carried on.

     (C) There has been no breach by any Group company or any of its officers or employees (in their capacity as such) of any legislation or regulations affecting the Group or its business.

4.   ACCOUNTS

     (A)  The Accounts:

          (i) comply with the requirements of all other applicable legislation;

          (ii) were prepared in accordance with Hong Kong GAAP at the time they were prepared and commonly adopted by companies carrying on businesses similar to that carried on by the Group;

          (iii) are complete and accurate in all material respects and, in particular, do or will make full provision for all established liabilities or make proper provision for (or contain a note in accordance with good accounting practice respecting) all deferred or contingent liabilities (whether liquidated or unliquidated) at the date thereof including deferred Taxation where appropriate;

          (iv) give a true and fair view of the state of affairs and financial position of the Group at the date thereof and of the Group's results for the financial period ended on such date; and

          (v) are not adversely affected by any unusual or non-recurring items which are not disclosed in the Accounts.

     (B) Without limitation to paragraph (A), due provision has been made in the Accounts:

          (i)    for depreciation of assets;

          (ii) for any foreseeable liabilities in relation to the disposal of any assets or the cessation or diminution of any part of the business of the Group; and

          (iii)  for bad or doubtful debts.

     (C) No member of the Group has any outstanding liability for taxation of any kind which has not been provided for or is not provided for in the Accounts.

                                                                  EXECUTION COPY

     (D) Save in the ordinary course of business, no member of the Group has any capital commitment or is engaged in any scheme or project requiring the expenditure of capital.

     (E) Each member of the Group owns and will own free from encumbrances all its undertaking and assets shown or comprised in the relevant accounts and all such assets are in its possession or under its control.

     (F) No member of the Group holds any security (including any guarantee or indemnity) which is not valid and enforceable by such member against the grantor thereof in accordance with its terms.

5.   EVENTS SINCE THE ACCOUNTS DATE

     Since the Accounts Date:

     (i) there has been no adverse change in the financial condition or prospects of any member of the Group and each Group company has entered into transactions and incurred liabilities solely in the ordinary course of trading;

     (ii) no resolution of any members of any Group company in general meeting has been passed other than resolutions relating to the business of the annual general meeting which was not special business;

     (iii) no Group company has declared, paid or made or is proposing to declare, pay or make any dividend or other distribution;

     (iv) the financial year end of the Group company has not changed from 31st December of each year;

     (v) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

     (vi) the business of each member of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off and no unusual or abnormal contract has been entered into by any member of the Group;

     (vii) no asset of any member of the Group has been acquired or disposed of on capital account, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and no member of the Group has disposed of or parted with possession of any of its property, assets (including know-how) or stock in trade or made any payments, and no contract involving expenditure by it on capital account has been entered into by any member of the Group, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

                                                                  EXECUTION COPY

     (viii) there has been no disposal of any asset (including stock) or supply of any service or business facility of and kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

     (ix) no event has occurred which gives rise to a tax liability to any member of the Group on deemed (as opposed to actual) income, profits or gains or which results in any member of the Group becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

     (x) no remuneration (including bonuses) or benefit payable to any officer or employee of the Company has been increased nor has any member of the Group undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect;

     (xi) all book debts of each member of the Group shown in the Accounts which have been realised since the Accounts Date have been realised at the amounts at which they were included in the Accounts and no indication has been received that any debt now owing to any member of the Group is bad or doubtful; and

     (xii) no transaction of any importance to which any member of the Group has been party has taken place, which if it had taken place on or before the Accounts Date would require to be disclosed or reflected in the audited accounts of the relevant Group company as at the date thereof or in the report of the Directors accompanying such accounts.

6.   CONTRACTS, COMMITMENTS AND FINANCIAL AND OTHER ARRANGEMENTS

     (A) There are not now outstanding, nor will there be outstanding at Closing, with respect to the Group:

            (i) any contracts of service with directors or employees which cannot be terminated by one month's notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment);

            (ii) any agreements or arrangements to which any member of the Group is a party for profit sharing, share incentives, share options, incentive payments or payment to employees of bonuses;

            (iii) any obligation or arrangement to pay any pension, gratuity, retirement annuity or benefit or any similar obligation or arrangement in favour of any person;

                                                                  EXECUTION COPY

            (iv) any agreement (whether by way of guarantee indemnity warranty representation or otherwise) under which any member of the Group is under any actual or contingent liability in respect of:-

                    (a) any disposal by any Group company of its assets or business or any part thereof except such as are usual in the ordinary and proper course of its normal day to day trading as carried on at the date hereof; or

                    (b)   the obligations of any other person;

            (v) any contract to which any member of the Group is a party which is of a long-term and non-trading nature or which contains any unusual or unduly onerous provision disclosure of which could reasonably be expected to influence the decision of a Subscriber for value of any or all of the Subscription Shares;

            (vi) any agreement entered into by any member of the Group otherwise than by way of bargain at arm's length;

            (vii) any arrangements (contractual or otherwise) between any member of the Group and any party which will or may be terminated or prejudicially affected as a result of the issue and allotment of the Subscription Shares or of compliance with any other provision of this Agreement; or

            (viii) any contract which restricts the freedom of any member of the Group to carry on the business now carried on by it in any part of the world.

      (B) There is no invalidity, or any grounds for determination, rescission, avoidance or repudiation of any agreement to which any member of the Group is a party.

     (C) Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any agreement or instrument to which any member of the Group is now a party or any loan to or mortgage created by any member of the Group or relieve any other party to a contract with any member of the Group of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice.

     (D) Neither entering into nor completing this Agreement will or is likely to cause any member of the Group to lose the benefit of any right or privilege it currently enjoys or any person who normally does business with or gives credit to any member of the Group not to continue to do so on the same basis or any officer or senior employee of any Group company to leave its employment.

     (E) No charges, rights of security or third party rights of any kind whatsoever have been created or agreed to be created or permitted to arise over any of the assets of any member of the Group other than liens arising in the ordinary course of business.

                                                                  EXECUTION COPY

     (F) No member of the Group is under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort.

     (G) No member of the Group is under any obligation, nor is it a party to any forward contract relating to foreign currency.

     (H) No member of the Group is a party to nor has it any liability (present or future) under any loan agreement, debenture, guarantee, indemnity or letter of credit or leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

     (I) There are no debts owing by any member of the Group other than the debts which have arisen in the ordinary course of business and shown in the Accounts.

     (J) No member of the Group has any outstanding bid or tender or sale or service proposal which, if accepted, would be likely to result in a loss to the relevant Group company.

     (K) Save for any guarantee or warranty implied by law, no member of the Group has given any guarantee or warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

     (L) The stock-in-trade held by any member of the Group at the date hereof is in good undamaged and merchantable condition.

7.   INSOLVENCY

     (A) No receiver has been appointed of the whole or any part of the assets or undertaking of any member of the Group.

     (B) No petition has been presented, no order has been made and no resolution has been passed for the winding-up or dissolution of any member of the Group.

     (C) No member of the Group has stopped payment nor is it insolvent or unable to pay its debts within the meaning of section 178 of the Companies Ordinance.

     (D) No unsatisfied judgment is outstanding against any member of the Group.

8.   INSURANCE

     (A) Each member of the Group has effected and maintains valid policies of insurance in an amount and to the extent that it is prudent to do so in the business carried on by the relevant Group company. All premiums due in respect of such policies of insurance have been paid in full and all the other conditions of the said policies have been performed and observed in full.

                                                                  EXECUTION COPY

          Nothing has been done or omitted to be done whereby any of the said policies has or may become void or voidable and none of the said policies is subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the usual rate.

      (B) No claim is outstanding either by the insurer or the insured under any of the said policies and no claim against any member of the Group by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held by the relevant Group company.

      (C) There are no circumstances which would or might entitle any member of the Group to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

 9.   LITIGATION

      No member of the Group is engaged (whether as plaintiff, defendant or otherwise) in any litigation or arbitration, administrative or criminal or other proceeding and no litigation or arbitration, administrative or criminal or other proceedings against any member of the Group is pending, threatened or expected and there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal or other proceedings or to any proceedings against any director, officer or employee (past or present) of any member of the Group in respect of any act or default for which any member of the Group might be vicariously liable.

10.   DELINQUENT ACTS

      No member of the Group has committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to statute, contract or otherwise.

11.   TAX RETURNS

      (A) All members of the Group has, in respect of all years of assessment since incorporation falling before the date of this Agreement, made or caused to be made all proper returns, and has supplied or caused to be supplied all information regarding taxation matters which it is required to make or supply to any tax, revenue, finance and customs authority and there is, at the date hereof, no dispute or disagreement nor is any contemplated with any such authority regarding the liability or potential liability to any tax or duty (including in each case penalties and interest) or any member of the Group or regarding the availability to any member of the Group of any relief from tax or duty.

      (B) The Group has sufficient records relating to past events during the years prior to the date of this Agreement to calculate the tax liability or relief which would arise on any disposal or realisation of any asset owned at the date of this Agreement.

                                                                  EXECUTION COPY

      (C) The Group has submitted or will submit all claims and disclaimers which will be assumed to have been made for the purposes of the Accounts.

12.   ANTI-AVOIDANCE
      --------------

      No member of the Group has at any time been a party or otherwise involved in any transaction or series of transactions involving steps taken without any commercial or business purpose apart from the obtaining of a tax advantage.

13.   STAMP AND OTHER DUTIES
      ----------------------

      Each member of the Group has paid promptly all sums payable by it under any applicable law or legislation and no sums are presently payable by any member of the Group under any such law or legislation.

14.   EMPLOYMENT
      ----------

      (A) No employee or consultant or former employee or consultant has currently outstanding any claims against any member of the Group whatsoever.

      (B) Full provision has been made in the Accounts for all and any compensation, severance payment or long service payment for which any member of the Group is liable (including accrued entitlements) in respect of loss of office, wrongful dismissal, redundancy, unfair dismissal or termination of employment.

      (C) The Group is not paying, nor is it under any liability (actual or contingent) to pay or secure, any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service or on termination of employment. No proposal has been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which the Group is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by any member of the Group to or in respect of any former director or former employee.

      (D) No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other impose arising in connection with the employment or engagement of personnel by any company.

      (E) Save as mentioned in the Shareholders Agreement, there is not in existence nor is any member of the Group proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any part of its directors or employees.

      (F) No member of the Group is a party to any agreement or arrangement with or does not have commitment to any trade unions or staff associations.

                                                                  EXECUTION COPY

      (G) There is no outstanding claim against any member of the Group by any person who is now or has been an officer or employee of the relevant Group company or any dispute between any member of the Group and a material class of its employees.

      (H) There is not outstanding any contract or arrangement to which any member of the Group is a party for the payment to any person or body of any consultancy or like fees.

15.   POWER OF ATTORNEY
      -----------------

      No member of the Group has given any power of attorney or other authority (express, implied or ostensible) which is outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees and the bankers of the Group to enter into routine trading contracts in the normal course of their duties.

16.   INTELLECTUAL PROPERTY
      ---------------------

      (A) No patents, patentable and other inventions, trade marks, trade names, registered designs, label designs and copyrights owned or licensed to be used by the Group (if any) and used by it in connection with its business is liable to cease to be available for use by the Group or has been or can be the subject of a claim that it is not the sole property of Group or is otherwise subject to encumbrances or that the Group is not the sole beneficial owner thereof or for the purposes of use other than by the Group.

      (B) No licences, registered user or other rights have been granted in respect of the Intellectual Property and none of the Intellectual Property is being or has been used by any person other than the Group.

      (C) The Group does not use, require to use or otherwise have an interest in any other intellectual property other than the Intellectual Property.

      (D) To the best knowledge of the Company the processes employed and the products and services provided by the Group do not use, embody or infringe any patents, registered designs, know-how or trade secrets, copyrights, trademarks or similar intellectual property rights (whether registered or not) of third parties and no claims have been made and no applications are pending.

17.   DEDUCTIONS AND WITHHOLDINGS
      ---------------------------

      The Group has made all deductions in respect, or on account, of any tax from any payment made by it which it is obliged or entitled to make, and has accounted in full to the tax and/or other appropriate authority for all amounts so deducted.

18.   LICENCES
      --------

                                                                  EXECUTION COPY

      (A) All licences, consents, permissions and other approvals required for or in connection with the carrying on of businesses now being carried on by each member of the Group have been disclosed in writing to the Subscriber, are not limited in duration or subject to onerous conditions, and are in full force and effect as at the date hereof, and will be in full force and effect as at the Closing.

      (B) All reports, returns and information required by law or, as a condition of any licence, consent, permit or approval, required to be made or given to any person or authority in connection with the businesses of each member of the Group have been made or given to the appropriate person or authority, and there is no circumstance which indicates that any such licence, consent, permission or approval required for or in connection with the carrying on of businesses now being carried on by each member of the Group is likely to be revoked for any reason, or which may confer a right of revocation upon or following the subscription of the Subscription Shares by the Subscriber.

19.   TENANCY AGREEMENTS
      ------------------

      (A) Each member of the Group is at the date hereof entitled to use all the properties which it occupies and exercise all of its rights under any tenancy agreements or licences of such properties free from any third party rights whatsoever.

      (B) The properties in relation to such tenancy or licence agreements are occupied or otherwise used by the relevant member of the Group in connection with its business, and is not in contravention of any applicable laws, regulations, orders or official directions and there is no development thereon in contravention of such laws, regulations, orders or directions.

      (C) The properties in relation to such tenancy or licence agreements are in good and substantial repair and fit for the purposes for which they are currently used.

20.   CLOSING
      -------

      All the warranties, representations and undertakings contained in the foregoing paragraphs of this Schedule shall be deemed to be repeated immediately before Closing and relate to the facts then existing.

                                                                 EXECUTION COPY

                                   SCHEDULE 3

                         FORM OF APPLICATION FOR SHARES

[date]

To: Alpha Star Investments Limited

Dear Sirs,

SUBSCRIPTION FOR SHARES

We refer to the Subscription Agreement dated [date] (the "Agreement") entered into between ourselves and yourselves (the "Company"). Expressions defined in the Agreement shall have the same meanings where used herein.

Pursuant to the provisions of the Agreement, we, Nam Tai Electronics, Inc. hereby apply for 1,625,000 Shares in the capital of the Company, subject to the Constitutional Documents of the Company, at the subscription price of US$10,000,000.

We hereby enclose evidence of payment for the Shares subscribed hereunder in the aggregate sum of US$10,000,000 payable by us to the Company and request the Company to register the following name on the Register of Members of the
Company:

Registered Owner              No. of Shares
Nam Tai Electronics, Inc.     1,625,000 Shares

Yours faithfully,
For and on behalf of
Nam Tai Electronics, Inc.



---------------------------------
Name:  [Koo Ming Kown]
Title: [Chief Financial Officer]

                                                                  EXECUTION COPY

                                   SCHEDULE 4
                                   ----------

                         FORM OF SHAREHOLDERS AGREEMENT
                         ------------------------------